English Translation

Exhibit 4.41

Form of Power of Attorney

I,             , citizen of the People’s Republic of China (the “PRC”) with ID No.              of                     , is the shareholder of Beijing Guanyou Gamespace Digital Technology Co., Ltd. (“Guanyou Gamespace”) holding [60%][40%] equity interest of Guanyou Gamespace, hereby irrevocably appoint                      with the following powers and rights during the term of this Power of Attorney:

I hereby appoint              to exercise, on my behalf, all shareholder’s rights corresponding to the [60%][40%] equity interests of Guanyou Gamespace in accordance with PRC laws and Guanyou Gamespace’s Articles of Association at the shareholders’ meetings of Guanyou Gamespace, including but not limited to the right to call the shareholder’s meeting, accept the notice regarding the shareholder’s meeting and its agenda, participate in the shareholder’s meeting and exercise the voting right (including elect, designate or appoint the director, general manager, financial controller or other senior management personnel, the matters of distribution of dividend), to sell or transfer any or all of equity interests of Guanyou Gamespace.

Such authorization and appointment are based upon the precondition that              is acting as an employee of Beijing Changyou Gamespace Software Techonology Co, Ltd (“Gamespace”) and Gamespace agrees in written such authorization and appointment. Once              loses his title or position in Gamespace or Gamespace notifies of the termination of such authorization and appointment, I shall withdraw such authorization and appointment to him immediately and designate/authorize the other individual nominated by Gamespace to exercise the full aforesaid rights on behalf of myself at the shareholders’ meetings of Guanyou Gamespace. If I die, I agree to transfer the right and obligation pursuant to this Power of Attorney to the person designated by Gamespace.

The initial term of this Power of Attorney is ten (10) years upon the execution date of this Power of Attorney during the duly existing term of Guanyou Gamespace unless the early termination of Operation Agreement jointly executed by Gamespace and Guanyou Gamespace by any reason. If the term expires, upon the request by Gamespace, I will extend the term of this Power of Attorney. Within the term of this Power of Attorney, this Power of Attorney shall not be revised or terminated without the consent of Gamespace.

(Signature)

, 2010